Filed Pursuant to Rule 433
                                                         File No.: 333-129159-28

The depositor has filed a registration statement (including a prospectus and any prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank at 1-800-503-4611.

                        THE SERIES 2006-AR17 CERTIFICATES


                  Initial        Pass-
                 Principal      Through
  Class          Balance(1)      Rate                 Principal Types                    Interest Types             CUSIP
----------------------------------------------------------------------------------------------------------------------------
 Offered Certificates
Class A-1       $380,000,000      (2)           Super Senior, Pass-Through           Variable Rate               94984L AA 4
Class A-2       $254,845,000      (3)           Super Senior, Pass-Through           Variable Rate               94984L AB 2
Class A-3        $20,000,000      (2)           Super Senior Support, Pass-Through   Variable Rate               94984L AC 0
Class A-4        $13,413,000      (3)           Super Senior Support, Pass-Through   Variable Rate               94984L AD 8
Class A-IO           (4)       0.500%(5)        Senior, Notional Amount              Fixed Rate, Interest Only   94984L AE 6
Class A-R               $100      (3)           Senior, Sequential Pay               Variable Rate               94984L AF 3
Class B-1        $14,271,000      (3)           Subordinated                         Variable Rate               94984L AG 1
Class B-2         $5,221,000      (3)           Subordinated                         Variable Rate               94984L AH 9
Class B-3         $2,784,000      (3)           Subordinated                         Variable Rate               94984L AJ 5
 Non-Offered Certificates
Class B-4         $2,088,000      (3)           Subordinated                         Variable Rate               94984L AK 2
Class B-5         $1,740,000      (3)           Subordinated                         Variable Rate               94984L AL 0
Class B-6         $1,740,423      (3)           Subordinated                         Variable Rate               94984L AM 8


---------------------
(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date prior to the distribution date in September 2011 will be a per annum rate equal to the net WAC of the mortgage loans minus 0.500%. On and after the distribution date in September 2011, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in October 2006, this rate is expected to be approximately 5.346% per annum.

(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in October 2006, this rate is expected to be approximately 5.846% per annum.

(4) The Class A-IO Certificates are interest only certificates, have no principal balance and will bear interest on its notional amount, initially approximately $400,000,000. On and after the distribution date in September 2011, the notional amount of the Class A-IO Certificates will be zero.

(5) The pass-through rate with respect to each distribution date prior to the distribution date in September 2011 will be the per annum rate set forth in the table above. On and after the distribution date in September 2011, the pass-through rate will be zero and the Class A-IO Certificates will be entitled to no further distributions of interest.


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

Allocation of Amount to be Distributed on the Class A Certificates

            On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

            first, to the Class A-R Certificates; and

            second, concurrently, to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, pro rata.


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